Exhibit (a)(viii)

Neuberger Berman High Yield Strategies Fund Inc.

Articles of Amendment

Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.             Article Second of the charter of the corporation (the “Charter”) is hereby amended to change the name of the Corporation as follows:

SECOND: Name of Corporation: The name of the corporation is Neuberger High Yield Strategies Fund Inc. (“Corporation”).

2.             This amendment of the Charter has been approved by the Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

3.             This amendment of the Charter will be effective on December 18, 2025.

4.             The undersigned President of the Corporation acknowledges in the name and on behalf of the Corporation these Articles of Amendment to be a corporate act of the Corporation and states under penalties of perjury that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval of these Articles of Amendment are true in all material respects.

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IN WITNESS WHEREOF, Neuberger Berman High Yield Strategies Fund Inc. has caused these Articles of Amendment to be signed as of December 12, 2025, in its name and on its behalf by its President and witnessed by its Secretary.

Neuberger Berman High Yield Strategies Fund Inc.

By:	/s/ Joseph V. Amato
Name:	Joseph V. Amato
Title:	President

Witness:

By:	/s/ Claudia A. Brandon
Name:	Claudia A. Brandon
Title:	Secretary

Return address of filing party:

c/o Neuberger Berman Investment Advisers LLC

Neuberger Berman High Yield Strategies Fund Inc.

1290 Avenue of the Americas

New York, NY 10104